UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2015 (June 5, 2015)

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33710	06-1393453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1621 Fiske Place Oxnard, California, 93033
(Address of Principal Executive Offices) (Zip Code)

(805) 639-9458

(Registrants telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2015, Clean Diesel Technologies, Inc. (the “Company”) entered into a North American Purchase and Sale Agreement (the “Agreement”) with Honda North America, Inc. and each of the other Honda Companies named in the Agreement (collectively, “Honda”) whereby Honda agreed to purchase goods and related services (collectively, the “Goods”) from the Company. Pursuant to the Agreement, from time to time, Honda will issue purchase orders (each, an “Order”) for Goods to the Company, subject to the Company’s acceptance, each of which will constitute a separate contract incorporating the terms of the Agreement. The Agreement reflects a continuation of the Company's relationship with Honda and is intended to update and replace the Company's existing supply agreement with Honda entered into on December 21, 2000.

The prices and quantities of the Goods, as well as the terms and conditions for delivery, will be set forth in each Order in such form adopted by Honda, subject to the Company’s acceptance. There is no overall minimum quantity of Goods required to be ordered during the term of the Agreement.

The Agreement contains customary representations and warranties by the Company relating to the Goods, as well as customary indemnification obligations of the Company. The Agreement also contains customary covenants, confidentiality obligations and termination rights with respect to both the Company and Honda.

The Agreement has an indefinite term but may be terminated by Honda in its sole discretion for any reason or by either party upon default by the other party under any two consecutive Orders or upon other specified events.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

June 11, 2015	By:	/s/ David E. Shea
Name: David E. Shea
Title: Chief Financial Officer